As filed with the Securities and Exchange Commission on November 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORBOTECH LTD.

(Exact name of Registrant as specified in its charter)

Israel	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Sanhedrin Boulevard North Industrial Zone Yavne, Israel	8110101
(Address of Principal Executive Offices)	(Zip Code)

2015 Equity-Based Incentive Plan

(Full title of the plan)

Orbotech, Inc.

44 Manning Road

Billerica, Massachusetts 01821

Attention of Shachar Rabbi

(Name and address of agent for service)

(978) 667-6037

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

LizabethAnn Eisen, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Tel: (212) 474-1000 Fax: (212) 474-3700	David Cohen, Esq. Tulchinsky Stern Marciano Cohen Levitski & Co. Law Offices 4 Berkowitz St. Tel Aviv, 6423806, Israel

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, NIS 0.14 nominal value	6,000,000 shares	$16.55	$99,300,000	$9,999.51

(1)	The number of Ordinary Shares of Orbotech Ltd. being registered hereunder represents the maximum number of Ordinary Shares which are issuable pursuant to awards granted under the Orbotech Ltd. 2015 Equity-Based Incentive Plan following its adoption by the Board of Directors of the Registrant on June 22, 2015 and by the shareholders of the Registrant on August 3, 2015. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Ordinary Shares of Orbotech Ltd. which may be issued by reason of stock dividends, stock splits, recapitalizations or similar transactions.
(2)	The price stated is estimated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sale prices of the Registrant’s Ordinary Shares as reported on the NASDAQ Global Select Market as of November 4, 2015.

2

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as required by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(i) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, as filed on February 27, 2015.

(ii) The Registrant’s reports on Form 6-K filed with the Commission since December 31, 2014, including those filed on February 17, 2015, May 4, 2015, June 29, 2015, August 3, 2015 and November 9, 2015.

(iii) The description of the Registrant’s Ordinary Shares in the Registrant’s Registration Statement on Form F-3 under the Securities Act, as filed on December 28, 2009 (File No. 333-164035), as supplemented by the prospectus supplement filed with the Commission on May 25, 2011 pursuant to Rule 425(b)(5) of the Securities Act, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all reports on Form 6-K, or portions thereof, subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports. Any document or any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or a statement contained in any subsequently filed document or report that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in the Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The Israeli Companies Law, 5759-1999 (the “Companies Law”) provides that a company may not exempt or indemnify an Office Holder (as defined below), or enter into an insurance contract, which would provide coverage for any liability incurred as a result of any of the following: (i) a breach by the Office Holder of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with a reasonable basis to believe that such act would not prejudice the interests of the company; (ii) a breach by the Office Holder of his or her duty of care to the company committed intentionally or recklessly, unless the breach was done only in negligence; (iii) any act or omission done with the intent to unlawfully realize personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Office Holder.

The Companies Law provides that a company’s articles of association may provide for indemnification of an Office Holder (x) post-factum; and (y) may also provide that a company may undertake to indemnify an Office Holder in advance: (i) as detailed in Article 123(a)(i) below, provided that the undertaking is limited to types of occurrences which, in the opinion of the company’s board of directors, in light of the Company’s actual activities at the time of the undertaking, are foreseeable and to an amount or to criteria that the board of directors has determined to be reasonable in the circumstances, and that in the undertaking the types of occurrences that the board of directors believes to be foreseeable as aforesaid are mentioned, as is the amount or criteria determined by the board of directors to be reasonable in the circumstances; and (ii) as detailed in Articles 123(a)(iii) and (iv) below.

In addition, the Companies Law provides that a company may not exempt directors in advance with respect to a breach of their duty of care in connection with a ‘distribution’ (as defined in the Companies Law).

Article 123 of the Articles of Association of the Registrant (the “Articles”) provides as follows:

Indemnification, Insurance and Exemption

123. (a)	The Company may, subject and pursuant to the provisions of the Companies Law, indemnify an “Office Holder” of the Company (as such term is defined in Article 73 above) for all liabilities and expenses incurred by him arising from or as a result of any act (or omission)

carried out by him as an Office Holder of the Company and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law, including with respect to the following:

(i)	Monetary liabilities or obligations imposed on the Office Holder in favor of another person pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court;

(ii)	Payments which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israel Securities Law, 5728-1968 (the “Securities Law”) and expenses the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable litigation expenses, including attorney’s fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law;

(iii)	Reasonable litigation expenses, including attorney’s fees, incurred by the Office Holder in consequence of an investigation or proceeding conducted against the Office Holder by an authority that is authorized to conduct such investigation or proceeding, and which was concluded without the submission of an indictment against the Office Holder and without imposing on the Office Holder any financial obligation in lieu of criminal proceedings, or which was concluded without the submission of an indictment against the Office Holder but with imposing on such Office Holder a financial obligation in lieu of criminal proceedings in respect of an offense that does not require proof of criminal intent or in connection with a financial sanction;

For the purposes hereof: (i) “a proceeding concluded without the submission of an indictment in a matter in respect of which a criminal investigation was conducted”; and (ii) “financial obligation in lieu of a criminal proceeding”, shall have the meanings specified in Section 260(a)(1A) of the Companies Law;

(iv)	Reasonable litigation expenses, including attorney’s fees incurred by the Office Holder or imposed upon him by a court, in a proceeding brought against the Office Holder by the Company or on its behalf or by another person, or in a criminal action in which the Office Holder is acquitted, or in a criminal action in which the Office Holder is convicted of an offense that does not require proof of criminal intent;

(v)	Expenses incurred by the Office Holder in connection with a proceeding under Chapter G’1, of the Israel Restrictive Trade Practices Law, 5748-1988 (the “Restrictive Trade Law”), including reasonable litigation expenses, including attorney’s fees;

(vi)	Any other liability, obligation or expense indemnifiable or which may from time to time be indemnifiable by law.

The Company may indemnify an Office Holder post-factum and may also undertake in advance to indemnify an Office Holder, provided that: (x) an undertaking in advance to indemnify an Office Holder with respect to the matters specified in Article 123(a)(i) above is limited to types of occurrences which, in the opinion of the Board of Directors, in light of the Company’s actual activities at the time of the undertaking, are foreseeable and to an amount or to criteria the Board of Directors has determined to be reasonable in the circumstances; and (y) in the undertaking in advance to indemnify an Office Holder, the types of occurrences that the Board of Directors believes to be foreseeable in light of the Company’s actual activities at the time the undertaking to indemnify was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable in the circumstances.

(b)	The Company may, subject and pursuant to the provisions of the Companies Law, enter into contracts to insure the liability of Office Holders of the Company for any liabilities or expenses incurred by or imposed upon them arising from or as a result of any act (or omission) carried out by them as Office Holders of the Company, to the fullest extent permitted by law, including in respect of any liability imposed on any Office Holder with respect to any of the following:

(i)	A breach of his duty of care to the Company or to any other person;

(ii)	A breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that such act would not prejudice the interests of the Company;

(iii)	Monetary liabilities or obligations imposed on him in favor of another person;

(iv)

A payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the

Securities Law, including reasonable litigation expenses, including attorney’s fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law;

(v)	Expenses incurred by the Office Holder in connection with a proceeding under Chapter G’1, of the Restrictive Trade Law, including reasonable litigation expenses, including attorney’s fees.

(c)	The Company may, to the fullest extent permitted by law, exempt and release an Office Holder of the Company, including in advance, from and against all or part of his liability for monetary or other damages due to, or arising or resulting from, a breach of his duty of care to the Company. The Directors of the Company are released and exempt from all liability as aforesaid to the fullest extent permitted by law with respect to any such breach, which has been or may be committed.

(d)	The Company may, subject to the provisions of the Companies Law, procure insurance for, indemnify and/or exempt and release any person who is not an Office Holder including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.

(e)	The Company may, as aforesaid, indemnify, insure and exempt from liability any Office Holder to the fullest extent permitted by applicable law. Accordingly: (i) any amendment to the Companies Law, the Securities Law, the Restrictive Trade Law or any other applicable law expanding the ability of the Company to indemnify, insure or exempt from liability any Office Holder, or expanding the right of any Office Holder to be indemnified, insured or exempted from liability, beyond or in addition to the provisions of these Articles, shall, to the fullest extent possible, automatically and immediately apply to the Office Holders of the Company and be deemed as included in these Articles to the fullest extent permitted by applicable law; and (ii) any amendment to the Companies Law, the Securities Law, the Restrictive Trade Law or any other applicable law adversely affecting the ability of the Company to indemnify, insure or exempt from liability any Office Holder or adversely affecting the right of any Office Holder to be indemnified, insured or exempted from liability as provided for in these Articles shall have no effect post factum and shall not affect the Company’s obligations or ability to indemnify, insure or exempt from liability an Office Holder for any act (or omission) carried out prior to such amendment, unless otherwise provided by applicable law.

The term “Office Holder” as defined in Article 73 of the Articles and in the Companies Law, means a Director, managing director, general manager, chief executive officer, executive vice-president, vice-president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such positions or responsibility without regard to such person’s title.

The Remuneration Committee, the Board of Directors of the Registrant (the “Board of Directors”) and the shareholders of the Registrant have resolved, consistent with the Registrant’s compensation policy regarding the terms of office and employment of its directors and officers (the “Compensation Policy”), to ratify and approve the purchase and the periodic renewal of insurance coverage in respect of the liability of its Office Holders and any additional or other Office Holders as may be appointed from time to time in the future, including external directors, to the maximum extent permitted by law, that will provide for up to $50.0 million in coverage and will include coverage with respect to any public offering of shares or other securities of the Registrant; to undertake in advance to indemnify all directors and the chief executive officer of the Registrant currently in office, and any additional or other directors and chief executive officer(s) as may be appointed from time to time in the future, including external directors, for certain matters, costs and expenses as set forth in a letter of indemnification and exemption and release approved for issuance to them; and to exempt and release to the maximum extent permitted by law all directors and the chief executive officer of the Registrant currently in office, and any additional or other directors and chief executive officer(s) as may be appointed from time to time in the future, including external directors, from and against all liability for monetary or other damages due to, or arising or resulting from, a breach of their duty of care to the Registrant, including, with respect to directors, in their capacity as officers of the Registrant to the extent they also serve as officers of the Registrant, and to provide them with letters in this regard.

Following the adoption of the Compensation Policy, and consistent therewith, the Remuneration Committee and the Board of Directors resolved to similarly undertake in advance to indemnify all Office Holders of the Registrant (in addition to the directors and the chief executive officer of the Registrant) in office at the time such resolutions were adopted, which includes all of those currently in office; and to similarly exempt and release to the maximum extent permitted by law all such other Office Holders of the Registrant, from and against all liability for monetary or other damages due to, or arising or resulting from, a breach of their duty of care to the Registrant and to provide them with letters in this regard.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit Number

4.1	Memorandum of Association reflecting amendments integrated into the text (incorporated by reference to Exhibit A from the Company’s Report on Form 6-K filed with the Commission on August 6, 2013 (only accession number 0001193125-13-320789) (File No. 000-12790))

4.2	Articles of Association reflecting amendments integrated into the text (incorporated by reference to Exhibit 1.2 from the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 (File No. 000-12790))

Exhibit Number

4.3	Forms of Stock Certificates Representing Ordinary Shares (incorporated by reference to Exhibit 2.1 from the Company’s Annual Report on Form 20-F for the year ended December 31, 2000 (File No. 000-12790))

4.4	2015 Equity-Based Incentive Plan (incorporated by reference to Exhibit A to the Company’s Report on Form 6-K filed with the Commission on June 29, 2015 (File No. 000-12790))

5.1	Opinion and consent of Tulchinsky Stern Marciano Cohen Levitski & Co., Law Offices

23.1	Consent of Kesselman & Kesselman

23.2	Consent of Tulchinsky Stern Marciano Cohen Levitski & Co., Law Offices (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yavne, State of Israel, on the 9th day of November, 2015.

ORBOTECH LTD.

By:	/S/ ASHER LEVY
Asher Levy
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Raanan Cohen his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ASHER LEVY Asher Levy	Chief Executive Officer (principal executive officer)	November 9, 2015

/S/ RAN BAREKET Ran Bareket	Corporate Vice President and Chief Financial Officer (principal financial and accounting officer)	November 9, 2015

/S/ YOCHAI RICHTER Yochai Richter	Active Chairman of the Board of Directors	November 9, 2015

/S/ DR. MICHAEL ANGHEL Dr. Michael Anghel	Director	November 9, 2015

/S/ YEHUDIT BRONICKI Yehudit Bronicki	Director	November 9, 2015

/S/ DAN FALK Dan Falk	Director	November 9, 2015

/S/ AVNER HERMONI Avner Hermoni	Director	November 9, 2015

/S/ MIRON KENNETH Miron Kenneth	Director	November 9, 2015

/S/ DR. JACOB RICHTER Dr. Jacob Richter	Director	November 9, 2015

/S/ JOSEPH TENNE Joseph Tenne	Director	November 9, 2015

/S/ ELIEZER TOKMAN Eliezer Tokman	Director	November 9, 2015

/S/ PROF. SHIMON ULLMAN Prof. Shimon Ullman	Director	November 9, 2015

/S/ ARIE WEISBERG Arie Weisberg	Director	November 9, 2015

Authorized Representative in the United States:

ORBOTECH, INC.

By	/S/ SHACHAR RABBI	November 9, 2015
Shachar Rabbi

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

to

Form S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

File No. 333-

ORBOTECH LTD.